Exhibit 99.1
ABRAXAS PETROLEUM CORPORATION

NEWS RELEASE

Abraxas Petroleum Announces Pricing of Offering

SAN ANTONIO (June 18, 2014) - (Business Wire) Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum” or the “Company”) today announced that it has priced its previously announced underwritten public offering of 10,000,000 shares of its common stock at a public offering price of $5.00 per share. Abraxas Petroleum has granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares of common stock.

The offering is expected to settle and close on or about June 24, 2014, subject to customary closing conditions. The Company intends to use the net proceeds from this offering of approximately $47.0 million (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of common stock) to accelerate its 2014 drilling program on both its Bakken and Eagle Ford properties, acquire additional leased acreage primarily in the Eagle Ford, repay indebtedness outstanding under its credit facility and for general corporate purposes.

Stephens Inc., Canaccord Genuity Inc. and Robert W. Baird & Co. Inc. are acting as joint book-runners in the offering.  Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission (the “SEC”), www.sec.gov, or by contacting Stephens Inc.’s Prospectus Department at Stephens Inc., 111 Center Street, Little Rock, AR 72201, ATTN: Prospectus Department (prospectus@stephens.com) or by telephone at 501-377-2131. Canaccord Genuity Inc., ATTN: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110. Robert W. Baird & Co. Inc., ATTN: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by telephone at 800-792-2473.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed by the Company with the SEC.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  This offering is being made by means of a prospectus supplement and related base prospectus.

Abraxas Petroleum is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas Petroleum’s actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas Petroleum for its crude oil and natural gas.  In addition, Abraxas Petroleum’s future crude oil and natural gas production is highly dependent upon the Company’s level of success in acquiring or finding additional reserves.  Further, Abraxas Petroleum operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company’s control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas Petroleum’s filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey R. King/ Vice President and Chief Financial Officer
Phone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com